                                Exhibit 99.1

         CONTACT: Michael T. Borer
                  Senior Vice President and Chief Financial Officer Dura Pharmaceuticals, Inc.
                  (858) 457-2553

                          DURA PHARMACEUTICALS ACQUIRES
                        SPIROS DEVELOPMENT CORPORATION II

         San Diego, CA - August 31, 2000 - Dura Pharmaceuticals, Inc. (Dura) (Nasdaq NNM: DURA) today announced completion of the acquisition of Spiros Development Corporation II, Inc. (SDCII), effective as of August 31, 2000. Pursuant to the merger agreement between the parties announced on March 20, 2000, for each share of SDCII callable common stock SDCII stockholders will receive $13.25 in cash. The stockholders will also receive one five-year warrant with a calculated value of $3.22 to purchase 0.19 shares of Dura common stock exercisable at $17.94 per share. The total consideration to be paid under the merger agreement will be approximately $106 million, or $16.47 per share of SDCII callable common stock. The new Dura warrants will be listed and traded on The Nasdaq Stock Market under the symbol DURAZ.

         "The acquisition of SDCII will bring clarity to both Dura's operating results and product pipeline," said Cam L. Garner, Dura's Chairman and Chief Executive Officer. "We believe the acquisition of SDCII and our recently announced refocused strategy will enhance Dura stockholder value for the long term."

         Dura Pharmaceuticals, Inc. is a San Diego based specialty pharmaceutical company that markets and sells prescription products that treat infectious and respiratory diseases. Dura focuses on products and transactions that leverage its sales and marketing organization. Also, through the use of collaborative relationships, Dura intends to develop the Spiros-Registered Trademark- motorized blisterdisk and Spiros-Registered Trademark- S2 pulmonary drug delivery systems for the local and systemic delivery of a wide range of medications.

         Except for the historical and factual information contained herein, the matters discussed in this press release may contain forward-looking statements which involve risks and uncertainties, including Dura's ability to execute its refocused strategy, risks associated with the successful development and commercialization of the inhaled insulin product candidate and Dura's Spiros-Registered Trademark- S2 technology, and other risks detailed from time to time in Dura's filings with the Securities and Exchange Commission. Actual results may differ materially from those projected, including future growth in product sales and earnings. Any forward-looking statements represent Dura's judgment as of the time and date of this release. Dura disclaims, however, any intent or obligation to update any such forward-looking statements. Further information about Dura Pharmaceuticals, Inc. can be found at www.durapharm.com

                                      ####

News releases from Dura Pharmaceuticals are available at no charge on Dura's web site at www.durapharm.com and through PR Newswire's On-Call fax service by calling (800) 758-5804, extension 197051.